Exhibit 5.1

LAW OFFICE OF YUE & ASSOCIATES, P.C.

708 Third Avenue, 5 Floor

New York, NY 10017

Telephone: (212)-209-3894

Fax: (212)-209-7100

www.yueuslaw.com

July 17, 2015

American Education Center, Inc.

17 Battery Place, Suite 300, New York, NY, 10004

Re: Post Effective Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-201029)

Ladies and Gentlemen:

We have acted as counsel to American Education Center, Inc., a Nevada corporation (the “Company”), in connection with the preparation of a Post Effective Amendment No.2 to Registration Statement on Form S-1 (the “Post Effective Amendment”) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).  The Post Effective Amendment relates to the registration of 9,000,000 shares of the Company’s common stock (the "Common Stock"), par value $0.001 per share (the “Public Offering Shares”) to be offered and sold by the Company.

For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. With respect to all documents examined by us, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.  We also assumed (i) the persons identified as officers are actually serving as such and that any certificates representing the securities will be properly executed by one or more such persons; (ii) the persons executing the documents examined by us have the legal capacity to execute such documents; (iii) the Post Effective Amedndment has been declared effective pursuant to the Act; (iv) the board of directors of the Company will have taken action necessary to set the sale price of the securities; and (v) the purchasers in this offering will actually pay in full all amounts that they have agreed to pay to purchase the securities in this offering.

We are opining solely on all applicable statutory provisions of the Nevada Revised Statutes and all applicable judicial determinations in connection therewith.  We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.  This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Public Offering Shares. When the Post Effective Amendment becomes effective under the Act and when the offering is completed as contemplated by the Post Effective Amendment, the Public Offering Shares will be validly issued, fully paid and non-assessable shares of Common Stock.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Post Effective Amendment, and to the use of our name as your counsel under “Legal Matters” in the Prospectus constituting a part of the Post Effective Amendment.  In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.  We assume no obligation to update or supplement any of the opinions set forth herein to reflect any changes of law or fact that may occur.

Very truly yours,

/s/ Law Office of Yue & Associates, P.C.
Law Office of Yue & Associates, P.C.
708 3rd Avenue, 5 FL
New York, NY 10017